FOR IMMEDIATE RELEASE:	NEWS
February 14, 2008	OTCBB: RNCH

Rancher Energy Corp. Signs CO2 Agreement with ExxonMobil

Major Milestone in Rancher Energy's Enhanced Oil Recovery Program in Powder River Basin

DENVER, Colorado - Rancher Energy Corp. (OTCBB: RNCH) today announced it has signed a CO2 (carbon dioxide) sale and purchase agreement with ExxonMobil Gas & Power Marketing Company, a division of Exxon Mobil Corporation (NYSE: XOM). Under terms of the agreement, ExxonMobil will provide Rancher Energy with 70 MMSCFD (million standard cubic per day) of CO2 for an initial 10-year period, with an option for a second 10 years.

Under terms of the agreement, ExxonMobil will supply Rancher Energy with CO2 for use in Rancher Energy’s enhanced oil recovery (EOR) program in Wyoming’s Powder River Basin. Rancher Energy intends to enhance production at three historically productive oil fields, including the Big Muddy, Cole Creek South and South Glenrock B fields. The CO2 will be supplied from ExxonMobil’s LaBarge gas field in Wyoming. Rancher Energy intends to build a pipeline connecting its properties to the CO2 source.

“This agreement with ExxonMobil is a major milestone in Rancher Energy’s EOR program, giving us a reliable, cost-effective source of CO2 with which to sustain long-term CO2 injection operations at our three promising fields in the Powder River Basin,” said John Works, Rancher Energy President & CEO.

About Rancher Energy Corp.
Rancher Energy is an innovative oil & gas exploration & development company with a targeted strategy to reinvigorate older, historically productive oil fields in the hydrocarbon-rich Rocky Mountain region of the United States. Using CO2 injection coupled with other leading edge hydrocarbon recovery techniques, including 3-D seismic data and directional drilling, Rancher Energy expects to extract proven in-place oil that remains behind in mature fields. Rising energy demand and strong oil & gas prices combined with advances in oil recovery have made this strategy profitable. Rancher Energy is taking advantage of this convergence by acquiring low risk, high quality, historically productive plays with under-exploited reserves and developing customized enhanced recovery strategies to maximize production.

Forward-Looking Statements
This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the Company's ability to obtain financing to construct pipeline and other infrastructure and for other operational and working capital purposes, the uncertainty of recovery factors for the enhanced oil recovery projects, the volatility of oil prices, availability of CO2, the Company’s ability to obtain a surety bond, general economic and business conditions, and other factors over which the Company has little or no control. The Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

Contacts:

John Works
Chief Executive Officer
Rancher Energy Corp.
303-629-1125

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044